News Release

FOR IMMEDIATE RELEASE	CONTACTS:
November 7, 2006
News Media
	Jan Davis	(202) 624-6383 (Office)
(703) 408-3962 (Cell)

Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)
WGL HOLDINGS, INC. REPORTS FISCAL YEAR 2006 EARNINGS AND ISSUES
FISCAL YEAR 2007 EARNINGS GUIDANCE
     WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income of $86.0 million, or $1.76 per share, for the fiscal year ended September 30, 2006. This compares to net income of $103.5 million, or $2.11 per share, reported for fiscal year 2005. For the fourth quarter of fiscal year 2006, we reported a seasonal net loss of $13.4 million, or $0.28 per share, as compared to a net loss of $11.4 million, or $0.23 per share, reported for the same quarter of fiscal year 2005. Reporting a net loss for quarters ended September 30 is typical due to the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
     On September 29, 2006, we sold all of the outstanding shares of common stock of American Combustion Industries, Inc. (ACI), an indirect, wholly owned subsidiary of WGL Holdings that was previously reported as part of our commercial heating, ventilating and air conditioning (HVAC) business segment. ACI is reported as a discontinued operation of WGL Holdings and, accordingly, its operating results, financial position and cash flows have been presented separately from our continuing operations in the consolidated financial statements of WGL Holdings for all current and prior periods presented. Consolidated operating results for the three and twelve months ended September 30, 2006 include after-tax losses from discontinued operations totaling $4.6 million, or $0.10 per share, and $7.1 million, or $0.14 per share, respectively, representing the combination of ACI’s net losses from operations and an after-tax loss of $3.6 million, or $0.07 per share, that resulted from the ACI sale.

     We reported consolidated net income from continuing operations of $93.1 million, or $1.90 per share, for the fiscal year ended September 30, 2006, as compared to net income from continuing operations of $106.1 million, or $2.16 per share, reported for fiscal year 2005. For the fourth quarter of fiscal year 2006, we reported a consolidated net loss from continuing operations of $8.8 million, or $0.18 per share, an improvement of $1.6 million, or $0.03 per share, over the net loss from continuing operations of $10.4 million, or $0.21 per share, reported for the same quarter in fiscal year 2005.
     Commenting on operating results for fiscal year 2006, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “In a year characterized by increased customer conservation and rising operations and maintenance costs, we have continued to look for and seize opportunities to build on our strong utility business and our successful retail energy businesses. With the disposition of ACI, our emphasis on improving utility operations, the filing of a rate case in Virginia and profitable expansion in retail electricity markets, WGL Holdings is positioning itself for sustainable success.”
Results from Normal Operations
     We evaluate our financial performance based on our results from normal operations, which reflect normal weather, and are not influenced by unique transactions and discontinued operations. Excluding the effects of weather, unique transactions and discontinued operations, our consolidated earnings from normal operations for fiscal year 2006 were $1.87 per share as compared to earnings from normal operations of $2.03 per share reported for the prior fiscal year. The year-over-year decrease in earnings from normal operations was primarily attributable to lower earnings from our retail energy-marketing business. Our consolidated net loss from normal operations for the fourth quarter of fiscal year 2006 was $0.18 per share as compared to a net loss of $0.24 per share reported for the same quarter of fiscal year 2005. The improved results from normal operations were driven by our regulated utility segment.
     Earnings from normal operations for fiscal years 2006 and 2005 exclude the effect of variations from normal weather. Our weather protection strategy for Washington Gas for fiscal year 2006 was designed to provide full protection from the negative financial effects of warmer-than-normal weather, while preserving any possible benefit from colder-than-normal weather. For fiscal year 2006, net income was enhanced in relation to normal weather by an estimated $2.5 million (after-tax), or $0.05 per share, even though weather was 2.5 percent warmer than normal for the current fiscal year. This enhancement was driven primarily from the colder-than-

normal weather experienced during the first quarter of fiscal year 2006. The effects on net income of weather and our related weather protection products for the fiscal year ended September 30, 2006 are discussed later in this news release. For the fiscal year ended September 30, 2005, weather, when measured by heating degree days, was 5.9 percent colder than normal, contributing an estimated $5 million (after-tax), or $0.10 per share, to net income for that fiscal year.
     Earnings from normal operations for fiscal year 2006 also exclude the effect of certain unique transactions related to our regulated utility and energy-marketing segments. Excluded in fiscal year 2006 is a charge of $4.6 million (pre-tax), or $0.06 per share, recorded by the regulated utility segment in the current fiscal year related to a proposed order from a Hearing Examiner, which we are currently appealing to the Public Service Commission of Maryland (PSC of MD), that recommends the disallowance of certain natural gas costs incurred by Washington Gas and collected from customers in a prior fiscal year. Also excluded to derive earnings from normal operations is income recognized by the energy-marketing segment from its reversal in the current fiscal year of $3.1 million (pre-tax), or $0.04 per share, related to fees that were previously assessed by the Public Service Commission of the District of Columbia (PSC of DC) and accrued in prior fiscal years. The reversal of these expenses stemmed from a favorable court decision in the current fiscal year resulting from our appeal of these fees.
     Earnings from normal operations for both the fourth quarter and fiscal year ended September 30, 2005 exclude the effects of the following unique transactions recorded during the fourth quarter of that fiscal year: (i) a favorable tax adjustment related to the regulated utility segment of $2.5 million, or $0.05 per share and (ii) a charge of $912,000, or $0.02 per share, that resulted principally from the resolution of a legal contingency allocated to the remaining portion of our commercial HVAC business.
     Reconciliations of WGL Holdings’ and the regulated utility segment’s earnings (loss) per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings (loss) per share from normal operations are included with this news release.

GAAP Results from Operations – Fiscal Year Ended September 30, 2006
     The remainder of the discussion in this news release focuses on operating results derived by each of our three business segments in accordance with GAAP. An analysis of net income (loss) applicable to common stock by segment is included with this news release.
     Regulated Utility Segment
     Our regulated utility segment reported net income of $83.7 million, or $1.71 per share, for fiscal year 2006, as compared to net income of $87.5 million, or $1.79 per share, for the prior fiscal year. The year-over-year decrease in net income reflects a decline in total natural gas deliveries to firm customers associated with customer conservation. Although natural gas deliveries also declined from the effect of warmer weather, the earnings effect of warmer-than- normal weather experienced in fiscal year 2006 was neutralized by the application of a regulatory mechanism in Maryland and other weather protection strategies implemented in Virginia and the District of Columbia, as discussed below. Favorably affecting earnings for fiscal year 2006 when compared to the prior fiscal year were: (i) the addition of approximately 19,800 active customer meters since the end of the prior fiscal year; (ii) increased earnings from carrying costs on a higher average balance of storage gas inventory that was the result of both higher natural gas prices and volumes; (iii) favorable adjustments related to the annual reconciliation of lost-and-unaccounted-for gas and (iv) favorable customer billing adjustments.
     Our various weather protection strategies, coupled with the timing of heating degree days during the current fiscal year, resulted in weather having a favorable effect on net income in relation to normal weather. Prior to October 1, 2005, we managed weather risk with a weather insurance policy designed to protect against 50 percent of the effects of warmer-than-normal weather. That policy expired on September 30, 2005. Commencing in fiscal year 2006, our weather risk management strategy varied by jurisdiction: (i) in Maryland, we implemented a Revenue Normalization Adjustment (RNA) billing mechanism on October 1, 2005; (ii) in the District of Columbia, we purchased a new weather insurance policy that became effective on October 1, 2005 and (iii) in Virginia, we purchased a weather derivative that became effective on December 18, 2005 and expired on May 31, 2006.
     In Maryland, the RNA is designed to stabilize the level of revenues collected from customers by eliminating the effect of deviations in normal customer usage caused by weather and other factors, such as customer conservation. Deliveries to Maryland customers represent approximately 40 percent of therms delivered by Washington Gas.

     In the District of Columbia and Virginia, both the weather insurance and the weather derivative were designed to provide us with full protection from the negative financial effects of warmer-than-normal weather. With these products, we retain the benefits from colder-than-normal weather. In the current fiscal year, the regulated utility segment benefited $8.9 million (pre-tax), or $0.11 per share, from weather protection products in relation to the prior fiscal year. This enhancement to earnings in the current fiscal year is reflected in “Operation and maintenance” expense, as discussed below, and includes the estimated benefits of the insurance and the derivative, and the related expenses of these products.
     Earnings of the regulated utility segment for the current fiscal year reflect a $3.8 million (pre-tax), or $0.05 per share, increase in operation and maintenance expense, after excluding the benefits of $8.9 million (pre-tax), or $0.11 per share, realized in the current fiscal year from the weather protection products, as discussed above. Principally contributing to the increased expenses were higher costs associated with information technology projects and higher expenses for uncollectible accounts. Results from the regulated utility segment also reflect higher depreciation and amortization expense and increased interest expense.
     Current year earnings of the regulated utility segment were unfavorably affected by a charge of $4.6 million (pre-tax), or $0.06 per share, recorded in “Utility cost of gas” for fiscal year 2006 related to a proposed regulatory order to disallow certain natural gas costs incurred by Washington Gas and billed to Maryland customers. On a comparative basis, the regulated utility segment benefited in fiscal year 2005 from a favorable income tax adjustment of $2.5 million, or $0.05 per share.
     Retail Energy-Marketing Segment
     The retail energy-marketing segment reported net income of $12.6 million, or $0.26 per share, for the fiscal year ended September 30, 2006, as compared to net income of $22.3 million, or $0.45 per share, reported for the prior fiscal year. The $9.7 million, or $0.19 per share, year-over-year decline in earnings for this business primarily reflects lower gross margins (revenues less costs of energy) from the sale of natural gas, partially offset by increased gross margins from the sale of electricity and the reversal of expenses in the current fiscal year of $3.1 million (pre-tax), or $0.04 per share, related to certain fees assessed by the PSC of DC that were accrued in prior fiscal years.
     Lower gross margins from natural gas sales were affected by mark-to-market losses and the cost of weather hedges in fiscal year 2006, as compared to mark-to-market gains recognized in the prior fiscal year. Market valuation losses or gains are recorded principally in connection with derivative contracts that are used to mitigate the risk of volatility in the market price of natural gas. The year-over-year net change in the valuation of these instruments decreased net income by $6.8 million (after-tax), or $0.14 per share. The decrease in gross margins from natural gas sales also reflects benefits in fiscal year 2005 of $2.0 million (after- tax), or $0.04 per share, from reduced expenses related to the termination of two natural gas supply contracts, and $1.2 million (after-tax), or $0.02 per share, from the recording of gross margin adjustments for certain contracts.
     Gross margins from electric sales increased significantly during the current fiscal year, reflecting a dramatic rise in the gross margin per kilowatt hour sold, partially offset by a 10 percent decline in electric sales volumes. Electric customers grew 75 percent in fiscal year 2006 when compared to the end of the prior fiscal year. This customer growth was principally the result of new competitive opportunities that emerged near the end of the third quarter of fiscal year 2006 due to sharp increases in competing rates offered by electric utilities in Maryland and Delaware.
     Commercial HVAC Segment
     Our commercial HVAC segment, excluding the effects of discontinued operations, reported net income of $450,000, or $0.01 per share, for the fiscal year ended September 30, 2006, an improvement over last year’s reported net loss of $1.3 million, or $0.03 per share.
GAAP Results from Operations – Quarter Ended September 30, 2006
     Regulated Utility Segment
     For the three months ended September 30, 2006, our regulated utility segment reported a seasonal net loss of $13.9 million, or $0.28 per share, a slight improvement over the net loss of $15.9 million, or $0.33 per share, reported for the same quarter of the prior fiscal year. The year-over-year improvement in operating results was principally attributable to increased net revenues (revenues less cost of gas and revenue taxes) due to: (i) favorable adjustments related to the annual reconciliation of lost-and-unaccounted-for gas; (ii) favorable customer billing adjustments; (iii) the addition of approximately 19,800 active customer meters since the end of the same quarter of the prior year and (iv) increased earnings from carrying costs on a higher average balance of storage gas inventory. Fourth quarter 2006 also benefited by $2.7 million (pre-tax), or $0.03 per share, from lower operation and maintenance expense primarily due to lower expenses for uncollectible accounts and lower costs associated with information technology projects. On a comparative basis, the regulated utility’s operating results for the

2005 fourth quarter benefited by a $2.5 million, or $0.05 per share, income tax adjustment. Weather had a negligible effect on operating results for both quarters ended September 30, 2006 and 2005.
     Retail Energy-Marketing Segment
     The retail energy-marketing segment reported net income of $7.7 million, or $0.16 per share, for the fourth quarter ended September 30, 2006, compared to net income of $8.4 million, or $0.17 per share, reported for the same quarter in fiscal year 2005. The year-over-year decline in earnings for this segment reflects lower gross margins from the sale of natural gas, offset by higher gross margins from the sale of electricity.
     Lower gross margins from the sale of natural gas stemmed, in part, from the net change in the market valuation of derivative contracts used to mitigate the risk of volatility in the market price of natural gas which reduced net income for the fourth quarter of fiscal year 2006 by $3.6 million (after-tax), or $0.07 per share, relative to the same quarter in fiscal year 2005. The year-over-year decrease in gross margins from natural gas sales also reflects benefits in fiscal year 2005 of $2.0 million (after-tax), or $0.04 per share, from reduced expenses related to the termination of two natural gas supply contracts, and $2.7 million (after-tax), or $0.05 per share, from the recording of gross margin adjustments for certain contracts. More than offsetting these declines were: (i) wider spreads on fixed-priced sales contracts, reflecting lower natural gas costs in relation to the sales prices associated with these contracts and (ii) increased gross margins from electric sales, reflecting increases in both electric sales volumes and the gross margin per kilowatt hour sold as a result of new competitive opportunities that emerged in the current period.
     Commercial HVAC Segment
     Our commercial HVAC segment, excluding the effects of discontinued operations, reported net income of $126,000 for the fourth quarter of fiscal year 2006, as compared to a net loss of $1.6 million, or $0.03 per share, reported for the same quarter in fiscal year 2005.
Earnings Outlook
     We are providing a consolidated earnings estimate for the full fiscal year 2007 in a range of $1.81 per share to $1.91 per share. This estimate includes projected full fiscal year 2007 earnings from our regulated utility segment in a range of $1.55 per share to $1.61 per share, and projected full fiscal year 2007 earnings from continuing operations related to our unregulated business segments in a range of $0.26 per share to $0.30 per share. The annual guidance for the consolidated entity includes an estimate of earnings for the first quarter ending December 31, 2006 in the range of $0.86 per share to $0.92 per share. This estimate reflects projected earnings from our regulated utility segment in a range of $0.77 per share to $0.81 per share, and projected earnings related to our unregulated business segments in a range of $0.09 per share to $0.11 per share. The annual guidance includes an estimated increase in revenues in Virginia in connection with a pending rate case, coupled with an adjustment of $0.06 per share of lower depreciation expense for the retroactive implementation in the first quarter ending December 31, 2006 of a depreciation study submitted to the State Corporation Commission of Virginia (SCC of VA). Both the increase in rates and the depreciation adjustment are subject to a final determination by the SCC of VA. The guidance also assumes no effect of unusual items that could arise in the future, and no future gains or losses related to discontinued operations. This guidance includes the forecasted results of continuing operations only, and assumes normal weather throughout the guidance period. We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance.
Other Information
     We will hold a conference call at 10:30 a.m. Eastern time on November 8, 2006, to discuss our fiscal year 2006 financial results and our strategy and outlook for fiscal year 2007. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. Slides providing details of our results of operations will be posted to the Web site. To hear the live webcast, click on the “Live Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings Web site through December 8, 2006.
     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, we hold a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
     Additional information about WGL Holdings is available on our Web site, www.wglholdings.com.
     Note: This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them.
     As previously disclosed in our filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred and the extent to which they are allowed to be recovered from customers through the regulatory process in connection with constructing, operating and maintaining Washington Gas’ natural gas distribution system; the ability to implement successful approaches to modify the current or future composition of gas delivered to customers or to remediate the effects of the current or future composition of gas delivered to customers, as a result of the introduction of gas from the Dominion Cove Point facility to Washington Gas’ natural gas distribution system; the ability to recover the costs of implementing steps to accommodate delivery of natural gas to customers as a result of the receipt of gas from the Cove Point facility; variations in weather conditions from normal levels; the availability of natural gas supply and interstate pipeline transportation and storage capacity; the ability of natural gas producers, pipeline gatherers, and natural gas processors to deliver natural gas into interstate pipelines for delivery by those interstate pipelines to the entrance points of Washington Gas’ natural gas distribution system as a result of factors beyond our control; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives to our products and services; changes in accounting principles; acts of God and terrorist activities; and other uncertainties. The outcome of negotiations and discussions we may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see our most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission.
     Please see the following comparative statements for additional information. Also included are reconciliations of WGL Holdings’ and the regulated utility segment’s earnings (loss) per share reported in accordance with GAAP to earnings (loss) per share from normal operations, as well as a reconciliation of WGL Holdings’ GAAP net income to free cash flow.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended September 30, 2006 and 2005
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2006	2005	2006	2005

OPERATING REVENUES
Utility	$131,922	$137,584	$1,622,510	$1,379,390
Non-utility	190,531	140,901	1,014,215	783,953

Total Operating Revenues	322,453	278,485	2,636,725	2,163,343

OPERATING EXPENSES
Utility cost of gas	44,318	60,152	1,016,669	772,898
Non-utility cost of energy-related sales	171,004	120,242	971,560	713,522
Operation and maintenance	64,080	66,799	258,022	262,575
Depreciation and amortization	23,531	23,655	93,055	90,135
General taxes and other assessments	18,479	17,846	96,187	113,048

Total Operating Expenses	321,412	288,694	2,435,493	1,952,178

OPERATING INCOME (LOSS)	1,041	(10,209)	201,232	211,165
Other Income (Expenses)—Net	525	1,412	3,241	2,291
Interest Expense
Interest on long-term debt	10,048	10,110	40,634	41,049
Other — net	1,944	748	7,670	2,254

Total Interest Expense	11,992	10,858	48,304	43,303
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(10,756)	(19,985)	154,849	168,833
INCOME TAX EXPENSE (BENEFIT)	(1,965)	(9,584)	61,718	62,761

INCOME (LOSS) FROM CONTINUING OPERATIONS	(8,791)	(10,401)	93,131	106,072
Loss from discontinued operations, net of income tax benefit	(4,639)	(991)	(7,116)	(2,579)

NET INCOME (LOSS) (APPLICABLE TO COMMON STOCK)	$(13,430)	$(11,392)	$86,015	$103,493

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,817	48,700	48,773	48,688
Diluted	48,817	48,700	48,905	49,008

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic
Income (loss) from continuing operations	$(0.18)	$(0.21)	$1.91	$2.18
Loss from discontinued operations	(0.10)	(0.02)	(0.15)	(0.05)

Basic earnings (loss) per average common share	$(0.28)	$(0.23)	$1.76	$2.13

Diluted
Income (loss) from continuing operations	$(0.18)	$(0.21)	$1.90	$2.16
Loss from discontinued operations	(0.10)	(0.02)	(0.14)	(0.05)

Diluted earnings (loss) per average common share	$(0.28)	$(0.23)	$1.76	$2.11

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(13,864)	$(15,898)	$83,735	$87,492

Non-utility operations:
Retail energy-marketing	7,665	8,365	12,616	22,294
Commercial HVAC	126	(1,614)	450	(1,314)

Total major non-utility	7,791	6,751	13,066	20,980
Other, principally non-utility activities	(2,718)	(1,254)	(3,670)	(2,400)

Total non-utility	5,073	5,497	9,396	18,580

INCOME (LOSS) FROM CONTINUING OPERATIONS	(8,791)	(10,401)	93,131	106,072
Loss from discontinued operations, net of income tax benefit	(4,639)	(991)	(7,116)	(2,579)

NET INCOME (LOSS) (APPLICABLE TO COMMON STOCK)	$(13,430)	$(11,392)	$86,015	$103,493

WGL Holdings, Inc.
Consolidated Balance Sheets
September 30, 2006 and 2005
(Unaudited)

	September 30,
(In thousands)	2006	2005

ASSETS
Property, Plant and Equipment
At original cost	$2,949,951	$2,779,878
Accumulated depreciation and amortization	(882,056)	(810,862)

Net property, plant and equipment	2,067,895	1,969,016

Current Assets
Cash and cash equivalents	4,350	4,842
Accounts receivable, net	197,933	161,037
Storage gas—at cost (first-in, first-out)	296,061	252,925
Other	62,979	52,958
Current assets of discontinued operations	—	9,679

Total current assets	561,323	481,441

Deferred Charges and Other Assets
Deferred charges and other assets	161,489	149,957
Other assets of discontinued operations	—	667

Total deferred charges and other assets	161,489	150,624

Total Assets	$2,790,707	$2,601,081

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$920,244	$893,992
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	576,139	584,150

Total capitalization	1,524,556	1,506,315

Current Liabilities
Notes payable and current maturities of long-term debt	238,370	90,998
Accounts payable and other accrued liabilities	208,501	203,315
Other	113,971	114,404
Current liabilities of discontinued operations	—	3,210

Total current liabilities	560,842	411,927

Deferred Credits
Deferred credits	705,309	682,440
Other liabilities of discontinued operations	—	399

Total deferred credits	705,309	682,839

Total Capitalization and Liabilities	$2,790,707	$2,601,081

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended September 30, 2006 and 2005
(Unaudited)

COMMON STOCK DATA
	September 30, 2006	52 Week
	Closing Price	Price Range

	$31.34	$32.88-$27.04

	Earnings Per Share			Annualized
	Twelve Months Ended September 30,		P/E	Dividend	Yield
	2006	2005

Basic			17.8	$1.35	4.3%

Income from continuing operations	$1.91	$2.18
Loss from discontinued operations	(0.15)	(0.05)

Basic earnings per average share	$1.76	$2.13

Diluted
Income from continuing operations	$1.90	$2.16
Loss from discontinued operations	(0.14)	(0.05)

Diluted earnings per average share	$1.76	$2.11

FINANCIAL STATISTICS
	Twelve Months Ended
	September 30,	September 30,
	2006	2005

Return on Average Common Equity	9.5%	11.8%
Total Interest Coverage (times) (1)	4.1	4.8
Book Value Per Share (end of period)	$18.83	$18.38
Common Shares Outstanding—end of period (thousands)	48,878	48,704

(1) Calculated using income from continuing operations.

UTILITY GAS STATISTICS
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(In thousands)	2006	2005	2006	2005

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$71,587	$71,714	$1,049,655	$873,305
Commercial and Industrial — Firm	24,224	29,122	338,288	281,080
Commercial and Industrial — Interruptible	1,441	1,765	8,190	8,824
Electric Generation	275	275	1,232	1,100

	97,527	102,876	1,397,365	1,164,309

Gas Delivered for Others
Firm	16,918	15,890	135,988	140,774
Interruptible	7,569	6,422	42,286	37,117
Electric Generation	80	292	287	528

	24,567	22,604	178,561	178,419

	122,094	125,480	1,575,926	1,342,728
Other	9,828	12,104	46,584	36,662

Total	$131,922	$137,584	$1,622,510	$1,379,390

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(In thousands of therms)	2006	2005	2006	2005

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	41,306	34,238	593,594	625,251
Commercial and Industrial — Firm	20,826	20,492	213,997	222,587
Commercial and Industrial — Interruptible	1,404	1,469	6,185	7,809

	63,536	56,199	813,776	855,647

Gas Delivered for Others
Firm	45,320	38,152	403,812	434,099
Interruptible	43,939	49,423	251,003	279,924
Electric Generation	60,540	38,995	108,315	73,874

	149,799	126,570	763,130	787,897

Total	213,335	182,769	1,576,906	1,643,544

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	81,156	90,112	696,694	713,676

Number of Customers (end of period)	142,700	144,800	142,700	144,800

Electricity Sales
Electricity Sales (thousands of kWhs)	1,022,247	719,129	2,412,407	2,680,469

Number of Accounts (end of period)	63,300	36,200	63,300	36,200

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	75.08 ¢	105.60 ¢	124.56 ¢	90.25 ¢

HEATING DEGREE DAYS

Actual	22	5	3,710	4,023
Normal	16	16	3,807	3,798
Percent Colder (Warmer) than Normal	37.5%	(68.8)%	(2.5)%	5.9%

Number of Active Customer Meters (end of period)	1,031,916	1,012,105	1,031,916	1,012,105

WGL Holdings, Inc. (Regulated Utility Segment)
For Periods Ended September 30, 2006 and 2005
(Unaudited)
Statements of Income

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2006	2005	2006	2005

Operating Revenues	$133,929	$145,983	$1,637,491	$1,402,905

Operating Expenses:
Cost of gas	46,325	68,551	1,031,650	796,413
Operation	46,593	49,457	198,044	201,633
Maintenance	10,469	10,326	38,423	39,949
Depreciation and amortization	23,445	23,582	92,712	89,859
General taxes and other assessments
Revenue taxes	9,243	7,366	55,964	58,170
Other	8,864	8,835	40,726	40,478

Total operating expenses	144,939	168,117	1,457,519	1,226,502

Operating income (loss)	(11,010)	(22,134)	179,972	176,403
Other income (expenses) — net	461	580	1,950	1,159
Interest expense	10,914	10,331	44,026	41,600
Dividends on Washington Gas preferred stock	330	330	1,320	1,320
Income tax expense (benefit)	(7,929)	(16,317)	52,841	47,150

Net income (loss)	$(13,864)	$(15,898)	$83,735	$87,492

Utility Net Revenues ($000) (1)

Operating revenues	$133,929	$145,983	$1,637,491	$1,402,905
Less: Cost of gas	46,325	68,551	1,031,650	796,413
Revenue taxes	9,243	7,366	55,964	58,170

Utility net revenues	$78,361	$70,066	$549,877	$548,322

(1)	We analyze the operating results of our regulated utility segment based on utility net revenues. Washington Gas Light Company includes the cost of the natural gas commodity and revenue taxes (comprised principally of gross receipts taxes) in its rates charged to customers as reflected in operating revenues. Accordingly, changes in the cost of gas and revenue taxes associated with sales made to customers have no direct effect on the net revenues or net income of the regulated utility segment.

WGL HOLDINGS, INC. (CONSOLIDATED)
RECONCILIATION OF REPORTED GAAP EARNINGS (LOSS) PER SHARE AND
ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)
November 7, 2006
The reconciliation below is provided to demonstrate our utilization of historical earnings (loss) per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings (loss) per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for WGL Holdings, Inc. and its consolidated subsidiaries, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving our five-year financial objectives, which are based on normal weather and uninfluenced by: (i) single, one-time, non-repeating transactions and (ii) our discontinued operations.
Utilization of normal weather is an industry standard, and it is our practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections and we consistently identify and explain this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and we do not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Years Ended September 30, 2006 and 2005

	Fiscal Year Ended
	September 30,
	2006	2005

GAAP diluted earnings per share	$1.76	$2.11
Less: (Loss) from discontinued operations — net	(0.14)	(0.05)

GAAP diluted earnings per share from continuing operations	1.90	2.16
Adjustments for:
Colder-than-normal weather	(0.05)	(0.10)
Reserve for disallowance of natural gas costs	0.06	—
Energy-marketing reversal of fee expense	(0.04)	—
Income tax adjustment	—	(0.05)
Impairment of commercial HVAC intangible asset	—	0.02

Adjusted diluted earnings per share from normal operations	$1.87	$2.03

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)(2)

	Fiscal Year 2006 Results
	Quarter Ended

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings (loss) per share	$0.91	$1.16	$(0.04)	$(0.28)	$1.76
Less: (Loss) from discontinued operations — net	(0.02)	(0.01)	(0.03)	(0.10)	(0.14)

GAAP diluted earnings (loss) per share from continuing operations	0.93	1.17	(0.01)	(0.18)	1.90
Adjustments for:
Warmer (colder) than normal weather	(0.07)	0.02	—	—	(0.05)
Reserve for disallowance of natural gas costs	—	0.06	—	—	0.06
Energy-marketing reversal of fee expense	—	(0.04)	—	—	(0.04)

Adjusted diluted earnings (loss) per share from normal operations	$0.86	$1.21	$(0.01)	$(0.18)	$1.87

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)(2)

	Fiscal Year 2005 Results
	Quarter Ended

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings (loss) per share	$0.88	$1.63	$(0.17)	$(0.23)	$2.11
Less: (Loss) from discontinued operations — net	(0.01)	(0.01)	(0.02)	(0.02)	(0.05)

GAAP diluted earnings (loss) per share from continuing operations	0.89	1.64	(0.15)	(0.21)	2.16
Adjustments for:
Colder than normal weather	—	(0.10)	—	—	(0.10)
Income tax adjustment	—	—	—	(0.05)	(0.05)
Impairment of commercial HVAC intangible asset	—	—	—	0.02	0.02

Adjusted diluted earnings (loss) per share from normal operations	$0.89	$1.54	$(0.15)	$(0.24)	$2.03

(1)	Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

(2)	On September 29, 2006, we sold all of the outstanding shares of common stock of a portion of our commercial heating, ventilation and air conditioning business segment. The operating results of the discontinued operation, along with the after-tax loss from the sale of this operation have been presented separately from the operating results of our continuing operations for all current and prior periods presented.

WGL HOLDINGS, INC. (REGULATED UTILITY SEGMENT)
RECONCILIATION OF REPORTED GAAP EARNINGS (LOSS) PER SHARE AND
ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)
November 7, 2006
The reconciliation below is provided to demonstrate our utilization of historical earnings (loss) per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings (loss) per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for the regulated utility segment, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving our five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is our practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and we consistently identify and explain this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and we do not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Years Ended September 30, 2006 and 2005

	Fiscal Year Ended
	September 30,
	2006	2005

GAAP diluted earnings per share	$1.71	$1.79
Adjustments for:
Colder-than-normal weather	(0.05)	(0.10)
Reserve for disallowance of natural gas costs	0.06	—
Income tax adjustment	—	(0.05)

Adjusted diluted earnings per share from normal operations	$1.72	$1.64

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)

	Fiscal Year 2006 Results
	Quarter Ended

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings (loss) per share	$0.92	$1.22	$(0.14)	$(0.28)	$1.71
Adjustments for:
Warmer (colder) than normal weather	(0.07)	0.02	—	—	(0.05)
Reserve for disallowance of natural gas costs	—	0.06	—	—	0.06

Adjusted diluted earnings (loss) per share from normal operations	$0.85	$1.30	$(0.14)	$(0.28)	$1.72

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

	Fiscal Year 2005 Results
	Quarter Ended
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To- Date

GAAP diluted earnings (loss) per share	$0.81	$1.52	$(0.23)	$(0.33)	$1.79
Adjustments for:
Colder-than-normal weather	—	(0.10)	—	—	(0.10)
Income tax adjustment				(0.05)	(0.05)

Adjusted diluted earnings (loss) per share from normal operations	$0.81	$1.42	$(0.23)	$(0.38)	$1.64

(1)	Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

RECONCILIATION OF NET INCOME TO FREE CASH FLOW
(Unaudited)
November 7, 2006
The analysis below provides information we use to evaluate free cash flow, a measure that we define but that is not derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP). We utilize this data to determine our ability to generate sufficient cash from internal operations to finance long-term investments, most notably capital expenditures. The assumption for this analysis is that changes in working capital and changes in cash from other assets and other liabilities have no effect on free cash flow because they net to zero when combined over a period of several years. This liquidity measure, Free Cash Flow, is a non-GAAP measure that is reconciled below to Net Income and Net Cash Flow Provided by Operating Activities, which are derived in accordance with GAAP.
This measure can be further used to evaluate trends of our future needs for external debt and equity financing. This data can also be utilized to compare our performance to that of our peers. Free cash flow, as we define and utilize it, does not relate to cash available for discretionary expenditures. There are additional uses for this data and we do not imply that this is the only use or the best use of this data and this analysis.
ANALYSIS OF TOTAL FREE CASH FLOW GREATER (LESS) THAN CAPITAL EXPENDITURES

	Fiscal Year Ended
	September 30,
(In thousands)	2006	2005

GAAP net income (applicable to common stock)	$86,015	$103,493
Less: (Loss) from discontinued operations — net	(7,116)	(2,579)

GAAP income from continuing operations	93,131	106,072
Depreciation and amortization	96,843	94,454
Change in deferred income taxes – accelerated depreciation	7,324	5,373

Adjusted cash available before dividends	197,298	205,899
Dividends on common stock	(65,338)	(64,024)

Total free cash flow (Non-GAAP Measure)	131,960	141,875
Less: Capital expenditures (a)	(161,496)	(124,014)

Total Free Cash Flow Greater (Less) than Capital Expenditures	$(29,536)	$17,861

(a)	Excludes Allowance for Funds Used During Construction. Includes capital expenditures accrued as of the end of the fiscal year.
RECONCILIATION OF ANALYSIS OF TOTAL FREE CASH FLOW GREATER (LESS) THAN
CAPITAL EXPENDITURES TO GAAP-BASED NET CASH PROVIDED
BY OPERATING ACTIVITIES

	Fiscal Year Ended
	September 30,
(In thousands)	2006	2005

GAAP net cash provided by operating activities	$85,707	$232,498
Less: Net cash used in operating activities of discontinued operations	(1,100)	(3,095)

GAAP net cash provided by operating activities of continuing operations	86,807	235,593

Adjustments for:
Deferred income taxes, except for accelerated depreciation	(2,748)	(2,301)
Other, principally changes in assets and liabilities	113,239	(27,393)

Adjusted cash available before dividends	197,298	205,899
Dividends on common stock	(65,338)	(64,024)

Total Free Cash Flow (Non-GAAP Measure)	$131,960	$141,875